Exhibit 99.2

FOR IMMEDIATE RELEASE

INVESTOR CONTACTS:	MEDIA CONTACT:
Mark Kimbrough, Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA HEALTHCARE APPOINTS ANDREA SMITH AS NEW INDEPENDENT DIRECTOR

Nashville, Tenn., January 26, 2022 – HCA Healthcare, Inc. (NYSE: HCA), one of the nation’s leading healthcare providers, today announced that its board of directors has appointed Andrea B. Smith as an independent director. With her addition effective today, HCA Healthcare’s board of directors increases from 10 to 11 members. Ms. Smith will serve as a member of HCA Healthcare’s audit and compliance committee as well as the patient safety and quality of care committee.

Ms. Smith most recently served as Bank of America’s chief administrative officer (CAO) and was a member of the company’s executive management team, reporting to the CEO, for more than a decade. Previously, she led Global Human Resources, managing a global workforce of more than 285,000 employees.

“Andrea Smith’s distinguished career includes her more than thirty years of experience at one of the world’s leading financial institutions,” said Thomas F. Frist III, Chairman of the Board of HCA Healthcare. “Andrea’s financial, operational and human resources experience and expertise will greatly complement HCA Healthcare’s commitment to the care and improvement of human life. We are pleased to announce her addition to our Board.”

Ms. Smith holds a degree in economics from Southern Methodist University.

About HCA Healthcare

Nashville-based HCA Healthcare is one of the nation’s leading providers of healthcare services comprising 183 hospitals and approximately 2,000 ambulatory sites of care, including surgery centers, freestanding ERs, urgent care centers, and physician clinics, in 20 states and the United Kingdom. With its founding in 1968, HCA Healthcare created a new model for hospital care in the United States, using combined resources to strengthen hospitals, deliver patient-focused care and improve the practice of medicine. HCA Healthcare has conducted a number of clinical studies, including one that demonstrated that full-term delivery is healthier than early elective delivery of babies and another that identified a clinical protocol that can reduce bloodstream infections in ICU patients by 44 percent. HCA Healthcare is a learning health system that uses its more than 32 million annual patient encounters to advance science, improve patient care and save lives. Please click here to connect with HCA Healthcare on social media.

All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this document refer to HCA Healthcare, Inc., and its affiliates.